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                                                                    EXHIBIT 23.2


                                 February 19, 2002



Cabot Oil & Gas Corporation
1200 Enclave Parkway
Houston, TX 77077-1607

                                 Re:  Securities and Exchange Commission
                                      Form 10-K of Cabot Oil & Gas Corporation

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 8, 2002 regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2001, which report is to be included by reference in Form 10-K to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report. Miller and Lents, Ltd. also has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

                                         Very truly yours,

                                         MILLER AND LENTS, LTD.



                                         By /s/ James A. Cole
                                            ----------------------------
                                            James A. Cole
                                            Senior Vice President

JAC/mk